EXHIBIT


                              THE LOU HOLLAND TRUST
                   AMENDMENT TO THE TRANSIFER AGENT AGREEMENT


     THIS AGREEMENT, dated as of January 1, 2002, to the Transfer Agent Agreement dated as of April 1, 1996, by and between The Lou Holland Trust, a Delaware business trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Lou Holland Trust                            U.S. Bancorp Fund Services, LLC
By:/s/Louis A Holland                            By:/s/Joe Redwine